Exhibit 99.1
May 20, 2015
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S REPORTS FIRST QUARTER SALES AND EARNINGS RESULTS
-- Record First Quarter Sales of $14.1 Billion --
-- Diluted Earnings Per Share Increased 14.8 Percent --

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $673 million for the quarter ended May 1, 2015, a 7.8 percent increase over the same period a year ago. Diluted earnings per share increased 14.8 percent to $0.70 from $0.61 in the first quarter of 2014.

Sales for the first quarter increased 5.4 percent to $14.1 billion from $13.4 billion in the first quarter of 2014, and comparable sales for the quarter increased 5.2 percent. Comparable sales for the U.S. home improvement business increased 5.3 percent.

“I am pleased that we executed well and delivered another strong quarter,” commented Robert A. Niblock, Lowe’s chairman, president and CEO. “We generated comparable sales growth in all regions of the country and across all product categories, driving strong earnings per share growth. I would like to thank our employees for their dedication to serving customers.”

Delivering on its commitment to return excess cash to shareholders, the company repurchased $1.0 billion of stock under its share repurchase program and paid $222 million in dividends in the first quarter.

As of May 1, 2015, Lowe’s operated 1,843 home improvement and hardware stores in the United States, Canada and Mexico representing 201.2 million square feet of retail selling space.

A conference call to discuss first quarter 2015 operating results is scheduled for today (Wednesday, May 20) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s First Quarter 2015 Earnings Conference Call Webcast. Supplemental slides will be available soon after this news release. A replay of the call will be archived on Lowes.com/investor until August 18, 2015.

Lowe's Business Outlook
Fiscal Year 2015 (comparisons to fiscal year 2014; based on U.S. GAAP unless otherwise noted)

•	Total sales are expected to increase 4.5 to 5 percent.

•	Comparable sales are expected to increase 4 to 4.5 percent.

•	The company expects to open 15 to 20 home improvement and hardware stores.

•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase 80 to 100 basis points.

•	The effective income tax rate is expected to be approximately 38.1%.

•	Diluted earnings per share of approximately $3.29 are expected for the fiscal year ending January 29, 2016.

Disclosure Regarding Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), which the words “believe”, “expect”, “project”, “will”, “should”, “could”, and similar expressions are intended to imply. Statements of the company's expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as a demographic shift from single family to multi-family housing, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives and enhance our efficiency; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from data security breaches and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 100 home improvement company serving approximately 16 million customers a week in the United States, Canada and Mexico through its stores and online at lowes.com, lowes.ca and lowes.com.mx. With fiscal year 2014 sales of $56.2 billion, Lowe’s has more than 1,840 home improvement and hardware stores and 265,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.
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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	May 1, 2015		May 2, 2014
Current Earnings	Amount	% Sales	Amount	% Sales
Net sales	$14,129	100.00	$13,403	100.00
Cost of sales	9,117	64.53	8,645	64.50
Gross margin	5,012	35.47	4,758	35.50
Expenses:
Selling, general and administrative	3,415	24.16	3,319	24.76
Depreciation	365	2.59	373	2.78
Interest - net	134	0.95	124	0.93
Total expenses	3,914	27.70	3,816	28.47
Pre-tax earnings	1,098	7.77	942	7.03
Income tax provision	425	3.01	318	2.37
Net earnings	$673	4.76	$624	4.66

Weighted average common shares outstanding - basic	950		1,015
Basic earnings per common share (1)	$0.70		$0.61
Weighted average common shares outstanding - diluted	952		1,017
Diluted earnings per common share (1)	$0.70		$0.61
Cash dividends per share	$0.23		$0.18

Retained Earnings
Balance at beginning of period	$9,591		$11,355
Net earnings	673		624
Cash dividends	(218)		(183)
Share repurchases	(961)		(811)
Balance at end of period	$9,085		$10,985

(1)
Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $670 million for the three months ended May 1, 2015 and $620 million for the three months ended May 2, 2014.

Lowe's Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	May 1, 2015		May 2, 2014
	Amount	% Sales	Amount	% Sales
Net earnings	$673	4.76	$624	4.66
Foreign currency translation adjustments - net of tax	22	0.16	8	0.06
Other comprehensive income	22	0.16	8	0.06
Comprehensive income	$695	4.92	$632	4.72

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		May 1, 2015	May 2, 2014	January 30, 2015
Assets
Current assets:
Cash and cash equivalents		$1,434	$658	$466
Short-term investments		95	110	125
Merchandise inventory - net		10,614	10,515	8,911
Deferred income taxes - net		255	283	230
Other current assets		393	386	348
Total current assets		12,791	11,952	10,080
Property, less accumulated depreciation		19,892	20,617	20,034
Long-term investments		384	360	354
Other assets		1,355	1,300	1,359
Total assets		$34,422	$34,229	$31,827

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt		$1,026	$47	$552
Accounts payable		8,023	7,051	5,124
Accrued compensation and employee benefits		555	501	773
Deferred revenue		1,153	1,055	979
Other current liabilities		2,213	2,160	1,920
Total current liabilities		12,970	10,814	9,348
Long-term debt, excluding current maturities		10,334	10,080	10,815
Deferred income taxes - net		98	261	97
Deferred revenue - extended protection plans		727	730	730
Other liabilities		816	862	869
Total liabilities		24,945	22,747	21,859

Shareholders' equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $.50 par value;
Shares issued and outstanding
May 1, 2015	947
May 2, 2014	1,012
January 30, 2015	960	473	506	480
Capital in excess of par value		—	—	—
Retained earnings		9,085	10,985	9,591
Accumulated other comprehensive loss		(81)	(9)	(103)
Total shareholders' equity		9,477	11,482	9,968
Total liabilities and shareholders' equity		$34,422	$34,229	$31,827

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	May 1, 2015	May 2, 2014
Cash flows from operating activities:
Net earnings	$673	$624
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	391	398
Deferred income taxes	(38)	(67)
Loss on property and other assets - net	7	24
Loss on equity method investments	17	17
Share-based payment expense	29	28
Changes in operating assets and liabilities:
Merchandise inventory - net	(1,687)	(1,384)
Other operating assets	(48)	44
Accounts payable	2,893	2,041
Other operating liabilities	241	269
Net cash provided by operating activities	2,478	1,994

Cash flows from investing activities:
Purchases of investments	(65)	(163)
Proceeds from sale/maturity of investments	64	157
Capital expenditures	(232)	(194)
Contributions to equity method investments - net	(11)	(91)
Proceeds from sale of property and other long-term assets	3	16
Other - net	—	(5)
Net cash used in investing activities	(241)	(280)

Cash flows from financing activities:
Net decrease in short-term borrowings	—	(386)
Repayment of long-term debt	(10)	(12)
Proceeds from issuance of common stock under share-based payment plans	21	24
Cash dividend payments	(222)	(186)
Repurchase of common stock	(1,109)	(910)
Other - net	50	23
Net cash used in financing activities	(1,270)	(1,447)

Effect of exchange rate changes on cash	1	—

Net increase in cash and cash equivalents	968	267
Cash and cash equivalents, beginning of period	466	391
Cash and cash equivalents, end of period	$1,434	$658